Exhibit (a)(1)(I)

ACME PACKET, INC.

INSTRUCTIONS FORMING PART OF THE

TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Election Form. A properly completed and duly executed Eligible Option Information Sheet and Election Form must be received by Acme Packet by 11:59 p.m. Eastern Daylight Savings Time on August 5, 2009 (unless the Offer is extended). We will not accept delivery of any Eligible Option Information Sheet and Election Form after expiration of the Offer. If we do not receive a properly completed and duly executed Eligible Option Information Sheet and Election Form (either electronically through the Offer website or through a paper Eligible Option Information Sheet and Election Form) from you before the expiration of the Offer, we will not accept your eligible options for exchange and such eligible options will not be exchanged pursuant to this Offer.

If you are not able to submit your election electronically via the Offer website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Eligible Option Information Sheet and Election Form and return it to Susan Anderson, our Stock Plan Administrator at the Company via hand delivery, facsimile at +1 (781) 998-0096 or electronic mail to sanderson@acmepacket.com before 11:59 p.m., Eastern Daylight Savings Time, on August 5, 2009 (unless the Offer is extended). To obtain a paper Eligible Option Information Sheet and Election Form, please either print the forms from the Offer website or contact Susan Anderson at +1 (781) 328-4805 or sanderson@acmepacket.com.

Acme Packet intends to confirm the receipt of your Eligible Option Information Sheet Election Form by electronic mail within two U.S. business days. If you have not received an electronic mail confirmation that Acme Packet received your response, we recommend that you confirm that we have received your Eligible Option Information Sheet Election Form. If you need to confirm receipt after two U.S. business days have elapsed, you may call Susan Anderson, our Stock Plan Administrator, at +1 (781) 328-4805 or Andre Normand, our Director of Human Resources, at +1 (781) 328-4770.

You may change your mind after you have submitted an Eligible Information Option Sheet and Election Form and submit a new Eligible Option Information Sheet Election Form at any time before the expiration date, which is expected to be August 5, 2009, at 11:59 p.m. Eastern Daylight Savings Time, unless the Offer is extended. If we extend the expiration date, you may submit a new Eligible Option Information Sheet Election Form with respect to some or all of your eligible options at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before 11:59 p.m. Eastern Daylight Savings Time on August 5, 2009 (unless we extend the Offer).

To validly change your election, you must access the Offer website at https://acmepacket.equitybenefits.com and complete and deliver a new Eligible Option Information Sheet Election Form electronically or fill-out and deliver a new paper Eligible Option Information Sheet Election Form to Susan Anderson at Acme Packet via hand delivery, facsimile at +1 (781) 998-0096 or electronic mail to sanderson@acmepacket.com prior to the expiration of the Offer. You should print or make a copy of your new Eligible Option Information Sheet and Election Form and confirmation statement (if you submit electronically) and keep those documents with your other records for the Offer.

While participation in the Offer is completely voluntary, if you elect not to exchange some or all of your eligible options pursuant to the Offer, then you will retain the eligible options under their original terms.

2. Exchange. If you intend to exchange your eligible options pursuant to the Offer, you must access your account at the Offer website at https://acmepacket.equitybenefits.com, properly complete and duly execute the Eligible Option Information Sheet and Election Form or fill out and properly submit a duly executed and dated paper Eligible Option Information Sheet Election Form.

3. Signatures on This Election Form. You must electronically sign the Eligible Option Information Sheet Election Form if you submit your election through the Offer website. This can be completed by clicking on the “I Agree” button on the Agreement to

Terms of Election” page on the Offer website.  If you submit a paper Eligible Option Information Sheet and Election Form you must physically sign the Eligible Option Information Sheet and Election Form and complete the Eligible Option Information Sheet.

4. Requests for Assistance or Paper Copies. If you need paper copies of the Offer documents or the Election Form, you should contact Susan Anderson at +1 (781) 328-4805 or sanderson@acmepacket.com. Copies will be furnished promptly at Acme Packet’s expense. You can also view and print documents at https://acmepacket.equitybenefits.com.

For general questions concerning this Offer, please call Susan Anderson, our Stock Plan Administrator, at +1 (781) 328-4805 or Andre Normand, our Director of Human Resources, at +1 (781) 328-4770.

5. Reservation of Rights. Acme Packet reserves the right, at our discretion, at any time, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this Offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to make or withdraw elections with respect to eligible options until such extended expiration date. In the case of an extension, we will issue a press release, electronic mail or other form of communication no later than 8:00 a.m., Eastern Daylight Savings Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the Offer by giving written notice of the termination or postponement to you or by making a public announcement of the termination.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in this Offer or by decreasing or increasing the number of options being sought in this Offer.

6. Irregularities.  We will determine all questions as to the number of shares subject to eligible option grants tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of eligible option grants.  Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.  We may reject any or all tenders of eligible option grants that we determine are not in appropriate form or that we determine are unlawful to accept.  We may waive any defect or irregularity in any tender with respect to any particular eligible option grants or any particular eligible option holder before the expiration of the offer.  No eligible option grant will be accepted for exchange until the eligible option holder exchanging the eligible option grant has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior tot the expiration date.  Neither we nor any other person is obligated to give notice or any defects or irregularities involved in the exchange of any eligible option grant.

7. Conditional or Contingent Offers.  Acme Packet will not accept any alternative, conditional or contingent tenders.

8. Important Tax Information. If you are a U.S. tax resident, you should refer to Section 14 of the Offer to Exchange, which contains material U.S. federal income tax information concerning the Offer. If you are an employee or independent contractor residing outside the U.S., you should refer to Section 15 and Schedule C of the Offer to Exchange. We strongly recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating or not participating in the Offer.

9. Copies. You should print a copy of the Eligible Option Information Sheet and Election Form after you have completed and electronically signed it, and retain it for your records, or you should make a copy of your paper the Eligible Option Information Sheet and Election Form and retain it form your records.

10. Paper Delivery. Please remember that if you are not able to submit your election electronically via the Offer website as a result of technical failures of the Offer website, such as the Offer website being unavailable or the Offer website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Eligible Option Information Sheet and Election Form and return it to Susan Anderson at the Company via hand delivery, facsimile at +1 (781) 998-0096 or electronic mail to sanderson@acmepacket.com before 11:59  p.m., Eastern Daylight Savings Time, on August 5, 2009 (unless the Offer is extended). To obtain a paper the Eligible Option Information Sheet and Election Form, please either print this Election Form or contact Susan Anderson at +1 (781) 328-4805 or sanderson@acmepacket.com.

IMPORTANT: IN ORDER FOR YOU TO PARTICIPATE, A VALID,
COMPLETED AND SIGNED ELECTION FORM MUST BE RECEIVED BY
ACME PACKET BY 11:59 P.M. EASTERN DAYLIGHT SAVINGS TIME ON AUGUST 5, 2009
 (UNLESS WE EXTEND THE OFFER).